Exhibit 23.5

CONSENT OF EXPERT

I, Robert Krcmarov, hereby consent to the use of my name in connection with the references to scientific and technical information relating to mineral properties of Barrick Gold Corporation (the “Company”) in the Annual Information Form for the year ended December 31, 2017 (the “AIF”) and the related Annual Report on Form 40-F of the Company, incorporated by reference to this Registration Statement.

Yours very truly,

/s/ Robert Krcmarov
Name:	Robert Krcmarov
Title:	Executive Vice President, Exploration and Growth
Dated:	May 1, 2018